EXHIBIT 10.1

[ ] Schedule

ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (the “Compensation Committee”) has adopted the following Individual Award Opportunities, Performance Measures, and Participants pool for ArcBest Corporation and its subsidiaries (the “Company”) for the [] – ArcBest 16b Annual Incentive Compensation Plan (the “[] Plan”). The Compensation Committee has determined that the [ ] Plan incentive will include the following components:

[ ] Operating Income (“Operating Income Component”)	50% weighting
ROCE Component	50% weighting

The weighting of the components is determined by the Compensation Committee for each Measurement Period.

I.	Defined Terms

A.Act of Misconduct. Act of Misconduct shall mean the Participant (i) has committed an act of (a) gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary, (b) embezzlement, fraud, or dishonesty, (c) material theft or misappropriation of Company or Subsidiary property, (d) nonpayment of any obligation owed to the Company or any Subsidiary, (e) breach of fiduciary duty, (f) violation of Company ethics policy or code of conduct, or (g) deliberate disregard of Company or Subsidiary rules; (ii) is convicted of or enters a guilty plea or plea of nolo contendere with regard to any felony or act of moral turpitude; (iii) makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information; (iv) solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary; (v) breaches any intellectual property or assignment of inventions covenant; (vi) engages in any conduct constituting unfair competition or breaches any non-competition agreement; (vii) induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary; or (viii) induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship.

B.Base Salary for Executive Officers. Base Salary for Executive Officers is defined as an Executive Officer’s total base salary earned, while an eligible Participant in the [] Plan, for the designated Measurement Period, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan is approved for the Measurement Period or, if later, the day on which the Participant becomes an Executive Officer with a salary approved by the Compensation Committee, multiplied by twelve, multiplied by 150%. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

C.Base Salary. Base Salary for Participants other than Executive Officers is defined as a Participant’s total base salary earned, while an eligible Participant in the [] Plan, for the designated Measurement Period. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

D.Disability. Disability means a physical or mental condition resulting from bodily injury, disease or mental disorder, which constitutes a disability under the terms of the Company’s Short-Term Disability Policy.

E.Good Reason. Good Reason shall mean (i) any material adverse diminution in Participant’s title, duties, or responsibilities; (ii) any reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or bonus award opportunity in the Company’s or a Subsidiary’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment by more than 50 miles without the prior consent of Participant.

F.	Material. Five percent (5%) of the aggregate annual incentive pool.

G.	Measurement Period. The Measurement Period is 1/1/[] to 12/31/[].

H.Qualified Termination. Qualified Termination shall mean, within 24 full calendar months after a Change in Control, as defined in the Executive Officer Incentive Compensation Plan, a participant’s separation from service by the Company (or an Affiliate of the Company) not due to an Act of Misconduct (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

I.Retirement. Retirement shall mean Participant’s retirement from active employment at or after age 65 or retirement from the Company or Subsidiary at or after age 55, so long as the Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary. Officers and/or Executive Officers must be a Participant in the Plan during the Plan Year for not less than ninety (90) days prior to his or her Retirement to be eligible for an incentive under the [] Plan.

II.	Participants

Eligible Participants in the [] Plan are listed in Appendix C and certain employees or positions may be specifically included or excluded by the Compensation Committee.

If you are promoted to an eligible position after November 30, [ ], you will not be eligible to participate in the []Plan.

If an Eligible Participant in the [  ]Plan also participates in the ArcBest Corporation Amended and Restated 2012 Change in Control Plan, the terms of the ArcBest Corporation Amended and Restated 2012 Change in Control Plan shall govern.

III.	Corporate Performance Metrics

Operating Income Component: The Individual Award Opportunities provided by the Operating Income Component are based on (a) achieving certain levels of Operating Income in [], and (b) Your Target Payout Factor Earned. The formula below illustrates how your incentive is computed:

Your Incentive Payment= [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the Operating Income Component Weighting]

A.Performance Factor Earned. Performance Factor Earned is shown in Appendix A and depends on the Operating Income achieved.

B.Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s Consolidated Return on Capital Employed (“ROCE”) and (b) your Target Payout Factor. The formula below illustrates how your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the ROCE Component Weighting]

A.Performance Factor Earned. Performance Factor Earned is shown in Appendix B and depends on the ROCE achieved by ArcBest for the year.

B.Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

If the performance result falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

An example of the computation of an individual award opportunity for a Vice President is as follows:

Base Salary during the Measurement Period: $200,000 Target Payout Factor: 40%

[] ArcBest Operating Income: $282,000,000 [] ArcBest ROCE: 18.2%

	Operating Income	ROCE	Total
Base Salary	$200,000	$200,000
Your Target Payout Factor	40%	40%
Performance Factor Earned	25%	269.6%
Weighting	50%	50%
Your Incentive Payment	$10,000	$107,876	$117,876

The Compensation Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 200% of your Target Payout Factor for the Operating Income Component and 300% of your Target Payout Factor for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

IV.	Effect of a Change in Control

Upon the occurrence of a Qualified Termination following a Change in Control, Participant shall be entitled to immediate payment of the amount computed under the Plan based on the actual percentage of Performance Factor Earned in Appendix A and Appendix B, calculated as if the Measurement Period ended on the date of the Change in Control. In no case will the payment be made later than seventy-five (75) days from the date of the Participant’s Qualified Termination.

V.	Payment of Award

Payment will be made as soon as practicable following the end of the Measurement Period, and in any event, no later than seventy-five (75) days after the end of the Measurement Period.

VI.	Annual Incentive Compensation Plan

Defined terms in this [] ArcBest 16b Annual Incentive Compensation Plan Schedule shall have the same meaning as in the Executive Officer Incentive Compensation Plan except where the context otherwise requires.

Schedule A

[] Plan – Operating Income Component ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (“Compensation Committee”) has adopted this Operating Income Component as a component of the [] Plan, including the following Individual Award Opportunities and Performance Measures for ArcBest Corporation and its subsidiaries.

I.	Performance Measure

[] Operating Income is defined as operating income as shown by the consolidated financial statements and consistent with the historical determination of operating income in ArcBest’s consolidated financial statements.

II.	Required Adjustments

Adjustments to Operating Income shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest 16b Annual Incentive Compensation Plan and the ArcBest Long-Term (3- Year) Incentive Compensation Plan.

III.	Discretionary Adjustments

Prior to a Change in Control, the Compensation Committee may make any adjustment (to increase or reduce) to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable. Following a Change in Control, the Compensation Committee may make a positive adjustment only to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable. In addition, the Executive Officers of the Company are permitted to make adjustments to performance metrics and awards under the [] Plan, provided that, such adjustment does not result in a Material increase or decrease of the aggregate annual incentive pool.

Schedule B

[] Plan – ROCE Plan Component

ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (“Compensation Committee”) has adopted this ROCE Component as a component of the [] Plan, including the following Individual Award Opportunities and Performance Measures for ArcBest Corporation and its subsidiaries.

I.	Performance Measure

ROCE for ArcBest is calculated as the following ratio:

Net Income + After-tax Effect of Interest Expense

+ After-tax Effect of Imputed Interest Expense + After-tax Effect of Amortization of intangibles

– After-tax Effect of Income from

Cash and Short-term Investments Attributable to the reduction in Average Debt

Average Equity + Average Debt + Average Imputed Debt

“Net Income” for the ROCE calculation is consolidated net income determined in accordance with Generally Accepted Accounting Principles.

“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness, including capital leases, and other interest bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees, reduced by the amount of interest expense on debt not included in Average Debt as defined below.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.

“Average Debt” is the average of the beginning of the year and the end of the year current and long-term debt, with beginning of the year and end of the year current and long-term debt reduced by the respective amount of the beginning of the year and end of the year total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

“Amortization of intangibles” consists of amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.

“Income from Cash and Short-term Investments Attributable to the reduction in Average Debt” consists of income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the measurement period.

II.	Required Adjustments

Adjustments to ROCE shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest 16b Annual Incentive Compensation Plan and the ArcBest Long-Term (3-Year) Incentive Compensation Plan.

II. Discretionary Adjustments

Prior to a Change in Control, the Compensation Committee may make any adjustment (to increase or reduce) to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable.Following a Change in Control, the Compensation Committee may make a positive adjustment only to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable. In addition, the Executive Officers of the Company are permitted to make adjustments to performance metrics and awards under the [] Plan, provided that, such adjustment does not result in a Material increase or decrease of the aggregate annual incentive pool.

Appendix A

Operating Income Component

	[ ] Operating Income	Performance Factor Earned
	As approved annually by the Compensation Committee	0%
Threshold		25%
Target		100%
Maximum		200%
		200%

Operating Income Component Weighting: 50%

Appendix B

[ ] ROCE Component

	Return on Capital Employed (“ROCE”)	Performance Factor Earned
	Less than 9%	0%
Threshold	9%	50%
Target	14%	100%
Maximum	19%	300%
	Greater than 19%	300%

ROCE Component Weighting: 50%

Appendix C

Target Payout Factors

Participants/Job Title	Target Payout Factor
ArcBest Chairman, President & CEO	[ ]%
ArcBest CFO ABF Freight President	[ ]%
AB Tech President and ArcBest SVP – CINO ArcBest Vice President – Chief Customer Officer ArcBest President, Asset-Light Logistics, Chief Yield Officer	[ ]%
ArcBest Vice President – General Counsel & Corporate Sec.	[ ]%
ArcBest Vice President – Chief Human Resources Officer	[ ]%
ArcBest Vice President – Chief Sales & Customer Engagement Officer	[ ]%
ArcBest Vice President – Controller	[ ]%